Back to Form 10-K
Exhibit 21.1

LIST OF SUBSIDIARIES

Subsidiary	State of organization	Additional names under which subsidiary does business (if any)
Comprehensive Health Management, Inc.	Florida
Comprehensive Health Management of Florida, L.C.	Florida
Comprehensive Logistics, LLC	Florida
Comprehensive Reinsurance, Ltd.	Cayman Islands
Harmony Behavioral Health, Inc.	Florida
Harmony Behavioral Health IPA, Inc.	New York
Harmony Health Management, Inc.	New Jersey
Harmony Health Plan of Illinois, Inc.	Illinois	Harmony Health Plan of Indiana Harmony Health Plan of Missouri
Harmony Health Systems, Inc.	New Jersey
HealthEase of Florida, Inc.	Florida
‘Ohana Health Plan, Inc.	Hawaii
The WellCare Management Group, Inc.	New York
WCG Health Management, Inc.	Delaware
WellCare Health Insurance of Arizona, Inc.	Arizona	‘Ohana Health Plan
WellCare Health Insurance of Illinois, Inc.	Illinois
WellCare Health Insurance of New York, Inc.	New York
WellCare Health Plans of New Jersey, Inc.	New Jersey
WellCare Insurance Agency, Inc.	Illinois
WellCare Pharmacy Benefits Management, Inc.	Delaware
WellCare Prescription Insurance, Inc.	Florida
WellCare of Connecticut, Inc.	Connecticut
WellCare of Florida, Inc.	Florida	Staywell Health Plan of Florida
WellCare of Georgia, Inc.	Georgia
WellCare of Louisiana, Inc.	Louisiana
WellCare of New York, Inc.	New York
WellCare of Ohio, Inc.	Ohio
WellCare of South Carolina, Inc.	South Carolina
WellCare of Tennessee, Inc.	Tennessee
WellCare of Texas, Inc.	Texas
WellCare Specialty Pharmacy, Inc.	Delaware